Exhibit 15

To the Board of Directors and Shareholders
Sysco Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus of Sysco Corporation for the registration of 5,000,000 shares of its common stock for offer and issuance under the Sysco Corporation Amended and Restated 1974 Employees’ Stock Purchase Plan of our report dated  November 9,  2010 relating to the unaudited condensed consolidated interim financial statements of Sysco Corporation that is included in its Form 10-Q for the quarter ended October 2, 2010.

/s/ Ernst & Young LLP

Houston, Texas
November 17, 2010